Exhibit 10.19

2010 Incentive Compensation Plan
Fiscal Year 2011 - Confidential

John Doe
Director Product Management
Target Incentive (First Half, Fiscal 2011):   $5,000

VERECLOUD, INC. 2010 INCENTIVE COMPENSATION PLAN

I.	Objectives: The objectives of the Verecloud, Inc. 2010 Incentive Compensation Plan (the “Plan”) are:

1.	Motivate employees to focus on performance measured by the Verecloud, Inc.’s financial goals and achieving superior financial results.
2.	Reward employees’ contributions based on an evaluation of their individual performances in addition to Verecloud, Inc.’s performance and their department’s performance.

II.	Components of the Plan: With these basic objectives in mind, the Plan incorporates the following components to measure success:

1.	A corporate performance factor based on profitability (EBITDA).
2.	An individual performance factor based on the employee’s individual performance review, attached hereto.

III.	Plan Details:

1.  Definitions.

A.	“Fiscal Year 2011”: The period starting on July 1, 2010 and ending June 30, 2011.
B.	“Budget”: The Verecloud detailed working financial plan for the period July 1, 2010 through June 30, 2011.
C.
“EBITDA Target”:  The target in earnings before interest, taxes, depreciation, and amortization.  Targeted to be $3,250,000 for the first half of the Fiscal Year 2011 (July 1, 2010 through Dec 31, 2010). The Board of Directors of Verecloud, Inc. (the “Board”) will set the EBITDA Target for the second half of Fiscal Year 2011 (January 1, 2011 through June 30, 2011)  on or before February 15, 2011 based on the Budget.

D.
 “Target Incentive”: The incentive payout goal for each employee at 100.0% of the Plan’s targeted performance factors. The Target Incentive is assigned based on responsibility level within Verecloud, Inc.

E.	“Corporate Performance Factor”: The percentage derived from the Corporate Factor shown below.
F.	“Individual Performance Factor”: The percentage derived from the Personal Review Rating shown below.

2.  Components and Weighting.

The Incentive Compensation Plan has two components and payout will be based on weighted percentages for each component.  Components and weighting will be as follows:

Company Performance:                                                      75.0%
Individual Performance:                                                     25.0%

3.	Component Factors.

Corporate Performance Factor:

If EBITDA is $3,250,000 to $3,499,999	100.0%	Performance Factor
If EBITDA is $3,500,000 to $3,749,999	120.0%	Performance Factor
If EBITDA is $3,750,000 to $3,999,999	130.0%	Performance Factor
If EBITDA is $4,000,000 or greater	150.0%	Performance Factor

(Note:  In order to earn a given bonus factor on the Corporate Performance Factor, EBITDA must be greater than or equal to the measurement criteria)

Individual Performance Factor:

If your Personal Review Rating is 1	0%	Performance Factor
If your Personal Review Rating is 2	100.0%	Performance Factor
If your Personal Review Rating is 3	120.0%	Performance Factor
If your Personal Review Rating is 4	150.0%	Performance Factor

(Note:  Performance Factor will be adjusted proportionately for review ratings with fractional points, i.e. a review rating of 2.75 will receive a factor of 120.0%, etc.

4.	Example Payout Calculation.

Assumptions:
EBITDA = $3,550,000
Personal Review Rating = 2.75
Target Incentive = $5,000

Calculation: 1st Component – Company Performance
Target Incentive (a):	$5,000
Weight (b):	75.0%
Performance Factor (c):	120.0%
Incentive Earned [(a) x (b) x(c)]	$4,500*

2nd Component – Individual Performance
Target Incentive (a):	$5,000
Weight (b):	25.0%
Performance Factor (c):	130.0%
Incentive Earned [(a) x (b) x(c)]	$1,625*

*Total Incentive Earned
$4,500 + $1,625 =	$6,125

5.	Eligibility

A.	Eligible Employees: All employees employed by Verecloud, Inc. in a permanent full time capacity before June 1, 2010 are eligible to participate in this Plan.

B.	Excluded Employees: Those employees eligible for incentive compensation under an alternative agreement will be excluded from this Plan.

C.	Pro-rated Payments: Incentive paid to employees who are assigned to the Plan between June 2, 2010 and August 1, 2010, will be pro-rated to the nearest month of the effective participation.

6.	Distributions.

A.	Expected Timing: The incentive payment will be calculated after each fiscal half and is targeted to be paid on or about January 15, 2011 and August 15, 2011.

B.
Continuous Service Condition of Payment: The incentive payment shall be paid in a lump sum cash payment. Participating employees must be employed by Verecloud, Inc. at the time checks are distributed in order to receive an incentive payment under the Plan. Employees included in the Plan during the Fiscal Year who resign or are terminated for any reason before the date of distribution of checks will not be eligible for payout under the Plan.

7.	General Provisions.

A.
Effective Date; Amendment; Termination: The Plan is effective during Fiscal Year 2011 (July 1, 2010 through June 30, 2011) only. The Plan can be amended or terminated at any time by action of the Board.

B.
No Employment Rights: The Plan is not a contract between Verecloud, Inc. and any employee. Nothing contained in the Plan gives any employee the right to be retained in the employ of Verecloud, Inc. or interferes with the right of Verecloud, Inc. to terminate the employment of any employee at any time without regard to the effect that such termination may have on any opportunities under the Plan.

C.
Source of Payments: The right of any employee to receive a payment under this Plan shall remain unfunded and be an unsecured claim against the general assets of Verecloud, Inc., and the employee shall have no rights in or against any specific assets of Verecloud, Inc. by virtue of his participation in this Plan.

D.
Code Section 409A: The compensation payable under this Plan is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).  Notwithstanding any provision of this Plan to the contrary, in the event that the Board determines that any payments payable hereunder may be subject to Code Section 409A, the Board may (without any obligation to do so or to indemnify the employee for failure to do so) adopt such amendments to this Plan or take any other actions that the Board determines are necessary or appropriate to (a) exempt such payments and benefits from Code Section 409A in order to preserve the intended tax treatment of such payments or benefits, or (b) comply with the requirements of Code Section 409A and thereby avoid the application of penalty taxes thereunder.  To the extent that any payments or benefits under this Plan are deemed to be subject to Code Section 409A, this Plan will be interpreted in accordance with Code Section 409A and Department of Treasury Regulations and other interpretive guidance issued thereunder.

E.
Withholding; Taxes: Payments under the Plan shall be subject to withholding to satisfy any federal, state or local tax withholding obligation. Notwithstanding any provision to the contrary, all taxes associated with participation in the Plan, including any liability imposed under Code Section 409A, shall be borne by the employee.

F.
Other Employee Benefits: Unless so provided by the applicable plan, the amount of compensation deemed to be received by an employee as a result of the payment of an incentive payment under this Plan shall not constitute earnings with respect to which any other employee benefits of the person are determined, including without limitation benefits under any pension, profit sharing, life insurance, or disability or other salary continuation plan.

G.
Confidentiality of Information: Information regarding the incentive payments made under this Plan is confidential and may not be shared with anyone other than the employee’s immediate family and personal financial advisor and other person(s) designated by employee by power of attorney or assignment.

H.
Severability: If any provision of this Plan is held by any court or governmental authority to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions.  Instead, each provision held to be illegal or invalid shall, if possible, be construed and enforced in a manner that will give effect to the terms of such provision to the fullest extent possible while remaining legal and valid.

I.
Governing Law and Venue: This Plan, and all incentive payments payable under this Plan, shall be construed and shall take effect in accordance with the laws of the State of Nevada without regard to conflicts of laws principles.  Resolution of any disputes under the Plan or any Award under the Plan shall only be held in courts in Arapahoe County, Colorado.